                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                             ANC RENTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  0081813 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JUNE 30, 2000
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

--------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 2 OF 8 PAGES
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--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            Harris W. Hudson
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  5
          Number of                      2,349,597
           Shares              -------------------------------------------------
        Beneficially                     SHARED VOTING POWER
          Owned by                6
            Each                         0
          Reporting            -------------------------------------------------
           Person                        SOLE DISPOSITIVE POWER
            With                  7
                                         2,349,597
                               -------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  8
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,349,597
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10                                                                       [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
    12
            IN
--------------------------------------------------------------------------------


                                       2


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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 3 OF 8 PAGES
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            Harris W. Hudson Limited Partnership
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Nevada
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  5
          Number of                      2,312,097
           Shares              -------------------------------------------------
        Beneficially                     SHARED VOTING POWER
          Owned by                6
            Each                         0
          Reporting            -------------------------------------------------
           Person                        SOLE DISPOSITIVE POWER
            With                  7
                                         2,312,097
                               -------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  8
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,312,097
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10                                                                       [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
    12
            PN
--------------------------------------------------------------------------------


                                       3
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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 4 OF 8 PAGES
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            Harris W. Hudson, Inc.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Nevada
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  5
          Number of                      2,312,097
           Shares              -------------------------------------------------
        Beneficially                     SHARED VOTING POWER
          Owned by                6
            Each                         0
          Reporting            -------------------------------------------------
           Person                        SOLE DISPOSITIVE POWER
            With                  7
                                         2,312,097
                               -------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  8
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,312,097
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10                                                                       [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
    12
            CO
--------------------------------------------------------------------------------


                                       4
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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 5 OF 8 PAGES
----------------------------                      ------------------------------

ITEM 1(a).     NAME OF ISSUER:

               ANC Rental Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               200 South Andrews Avenue
               Ft. Lauderdale, FL 33301

ITEM 2(a).     NAME OF PERSON FILING:

                    This Statement on Schedule 13G is being filed jointly by
               Harris W. Hudson ("Mr. Hudson"), Harris W. Hudson Limited Partnership, a Nevada limited partnership ("HWHLP"), and Harris
               W. Hudson, Inc., a Nevada corporation ("HWHI"). Mr. Hudson is the President, Treasurer, Secretary, sole director and sole shareholder of HWHI. HWHI's principal business is to serve as the sole general partner of HWHLP. HWHLP's principal business is to make, hold, and manage certain of Mr. Hudson's investments in publicly traded and other companies.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Mr. Hudson's business address is 110 S.E. 6th Street, Fort
               Lauderdale, Florida 33301 and the business address of HWHLP and HWHI is P.O. Box 50102 Hendersen, Nevada, 89016.


ITEM 2(c).     CITIZENSHIP:

                    Mr. Hudson is a citizen of the United States of America.
               HWHLP is a Nevada limited partnership and HWHI is a Nevada corporation.


ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share ("Common Stock").


ITEM 2(e).    CUSIP NUMBER: 001813 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

              (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.


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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 6 OF 8 PAGES
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              (d) [ ]  Investment company registered under Section 8 of the
                       Investment Company Act.

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associative as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


              If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]


ITEM 4.       OWNERSHIP.

                      Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

              MR. HUDSON:

              (a) Amount beneficially owned: 2,349,597. As the President, Treasurer, Secretary, sole director and sole shareholder of HWHI, Mr. Hudson may be deemed to beneficially own the 2,312,097 shares of Common Stock beneficially owned by HWHI described below. Mr. Hudson also beneficially owns directly 37,500 shares of Common Stock.

              (b)     Percent of class: 5.2%.

              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the
                            vote                                      2,349,597

                      (ii)  Shared power to vote or to direct the
                            vote                                              0

                      (iii) Sole power to dispose or to direct the
                            disposition of                            2,349,597

                      (iv)  Shared power to dispose or to direct the
                            disposition of                                    0

              HWHI:

              (a) Amount beneficially owned: As the sole general partner of HWHLP, HWHI may be deemed to beneficially own the 2,312,097 shares of Common Stock beneficially owned by HWHLP described below.


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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 7 OF 8 PAGES
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              (b)     Percent of class: 5.1%.

              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the
                            vote                                      2,312,097

                      (ii)  Shared power to vote or to direct the
                            vote                                              0

                      (iii) Sole power to dispose or to direct the
                            disposition of                            2,312,097

                      (iv)  Shared power to dispose or to direct the
                            disposition of                                    0

              HWHI:

              (a)     Amount beneficially owned: 2,312,097.

              (b)     Percent of class: 5.1%.

              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the
                            vote                                      2,312,097

                      (ii)  Shared power to vote or to direct the
                            vote                                              0

                      (iii) Sole power to dispose or to direct the
                            disposition of                            2,312,097

                      (iv)  Shared power to dispose or to direct the
                            disposition of                                    0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      N/A



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                                       13G
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CUSIP NO. 001813 10 4                             PAGE 8 OF 8 PAGES
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ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      N/A


ITEM 10.      CERTIFICATIONS.

                      By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 7, 2000                 /s/ Harris W. Hudson
                                    --------------------------------------
                                    HARRIS W. HUDSON


Dated: July 7, 2000                 HARRIS W. HUDSON LIMITED
                                    PARTNERSHIP, a Nevada limited partnership

                                    By: Harris W. Hudson, Inc., a Nevada
                                        corporation, as general partner

                                    By: /s/ Harris W. Hudson
                                       -----------------------------------
                                       Harris W. Hudson
                                       President


Dated: July 7, 2000                 HARRIS W. HUDSON, INC., a Nevada corporation

                                    By: /s/ Harris W. Hudson
                                       -----------------------------------
                                       Harris W. Hudson
                                       President